Exhibit 99.1

NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Provides Update Related to COVID-19

JACKSONVILLE, Fla. (March 30, 2020) – Regency Centers Corporation (the “Company”) provided the following updates related to COVID-19.

“First and foremost, thank you to all of the people who are placing their lives at risk by going to work every day to help provide our country with essential goods and services, such as healthcare workers, grocery store employees, delivery personnel and public service workers, just to name a few. You have our deepest gratitude and our thoughts and prayers are with you. As to Regency, our priority is the well-being of our team members, tenants, and the people in the communities that our properties serve. Our dedicated teams are committed to working with our tenants and vendors to ensure that our properties continue to seamlessly provide the essential goods and services that the surrounding neighborhoods need during this time,” said Lisa Palmer, President and Chief Executive Officer. “Although the impacts of this unprecedented crisis are evolving rapidly and are difficult to quantify, Regency is built to withstand challenges and adversity with its strong balance sheet, exceptional people and a high quality portfolio of open air shopping centers that are 80% grocery anchored,” continued Palmer.

2020 Guidance

Due to the uncertainty surrounding the impacts from the COVID-19 pandemic, the Company announced today that it is withdrawing its full year 2020 guidance that was previously issued on February 12, 2020. A supplement to the investor presentation, which provides further information, has been posted on the Company’s website at investors.regencycenters.com/events-and-presentations/presentations. The Company will provide additional updates with its First Quarter 2020 earnings results.

Liquidity

To further strengthen Regency’s already strong balance sheet and liquidity position in this rapidly evolving and uncertain situation, the Company has taken additional steps to increase its liquidity. The Company settled its forward equity offering from September 2019 at $67.99 per share resulting in net proceeds of approximately $125 million. The Company also drew down $500 million from its existing $1.25 billion revolving credit facility. Including the aforementioned credit facility draw, Regency now has a cash balance of approximately $720 million and an additional $545 million available under its revolving credit facility, which together represent total liquidity of approximately $1.27 billion. Regency has no unsecured debt maturities until 2022. The Company’s pro rata share of secured mortgage debt maturities in 2020 and 2021 is $153 million and $174 million, respectively.

Investments

The Company has approximately $350 million of development and redevelopment projects currently in process and in various stages of construction. Approximately $225 million remains to be spent to complete these in-process projects. Due to impacts of COVID-19, construction has been suspended at some projects due to municipal orders, or has slowed substantially due to health concerns and labor limitations. Regency is assessing the impact of these project delays and will provide additional updates with its First Quarter 2020 earnings results. The Company is also closely assessing all pipeline development and redevelopment projects as well as non-essential capital expenditures.

Annual Shareholder Meeting

Due to the emerging public health impact of COVID-19 and to protect the safety of participants, the in-person Annual Meeting of Shareholders (the “Annual Meeting”) being held on Wednesday, April 29, 2020 at 9:00 a.m. EDT, has been changed to a virtual format only. The virtual meeting will utilize online tools that ensure shareholders have the same rights and opportunities to participate as they would at an in-person meeting. A live stream webcast, including closed captioning, can be accessed on the following website: virtualshareholdermeeting.com/REG2020. Online access to the webcast will open 15 minutes prior to the designated start time. A replay of the webcast will be available on the Company’s website at investors.regencycenters.com until October 29, 2020.

As described in the proxy materials for the Annual Meeting, a shareholder is entitled to vote in the Annual Meeting if the shareholder was a shareholder as of the close of business on March 9, 2020, the record date, or holds a legal proxy for the meeting provided by the shareholder’s bank, broker, or nominee. To vote in the virtual meeting, a shareholder must enter the control number found on the shareholder’s proxy card, voting instruction form or notice the shareholder previously received. Shareholders may submit questions in advance when they register for the meeting and at the conclusion of the virtual meeting through the webcast.

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Such risks and uncertainties include, but are not limited to the impact of the recent coronavirus (COVID-19) outbreak on us, our tenants, consumer behaviors and the national economy in general, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions, including timing and pricing of acquisitions and sales of properties and building pads ("out-parcels"), changes in leasing activity and market rents, timing of development starts, meeting development schedules, natural disasters in geographic areas in which we operate, cost of environmental remediation, our inability to exercise voting control over the co-investment partnerships through which we own many of our properties, and technology disruptions. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent report on Form 10-K, which identifies important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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